EXHIBIT 99.1
News Release

Contacts:
Media - Michael P. Wallner, General Manager, Communications and PR (513) 425-2688
Investors - Roger K. Newport, Senior Vice President, Finance and Chief Financial Officer (513) 425-5270

AK Steel Provides Second Quarter 2014 Guidance

WEST CHESTER, OH, June 19, 2014 - AK Steel (NYSE: AKS) today provided guidance for its second quarter 2014 financial results. AK Steel said it expects to report a net loss of $0.19 to $0.23 per diluted share of common stock, which is a substantial improvement over its first quarter results. Adjusted to exclude the loss of $0.17 per diluted share for mark-to-market losses on derivatives discussed below, the company’s adjusted net loss for the second quarter would be $0.02 to $0.06 per diluted share. The company noted that, although it has generally experienced improved conditions in the steel markets it serves, its second quarter results will be negatively impacted by the lingering effects of the extreme winter weather conditions and by the adverse impact of mark-to-market hedging losses, which the company expects will be substantially offset in the second half of 2014 by lower costs for commodities or by gains in its hedging positions.

Shipments
The company expects shipments of approximately 1,375,000 tons in the second quarter of 2014, an approximate 9% increase from 1,262,100 tons in the first quarter of 2014. Though improved, shipment levels for the second quarter reflect the effects of the extreme winter weather conditions discussed below and reduced production at the company’s Ashland Works blast furnace due to recent operational issues.

Pricing
The company expects its average selling price for the second quarter of 2014 to remain flat compared to the first quarter of 2014. While spot prices for carbon steel products and many of the Company’s specialty steel products have increased, the company’s overall average selling price has not changed significantly due to a change in product mix. In particular, a higher percentage of the company’s total product shipments in the second quarter have been to the carbon spot market.

Winter Weather Effects on Iron Ore Deliveries and Blast Furnace Production
The company expects to recognize higher costs in the second quarter as a result of the continued effects of the extreme cold weather conditions experienced in the first quarter. Those conditions resulted in an extraordinarily high level of ice coverage on the Great Lakes, which delayed the start of the 2014 shipping season and affected the movement of Canadian iron ore. As a result, the available supply of iron ore to the steel industry in the second quarter was less than had been anticipated and the company had to reduce the production rate at its blast furnaces to match production levels to the available supply of iron ore. The company also experienced higher transportation costs for the iron ore pellets it received in the second quarter. The company estimates that the effect of these issues will result in additional costs of approximately $15 million, or pre-tax $0.11 per diluted share, in the second quarter.

Hedging
AK Steel uses various derivatives to hedge the price of certain commodities, primarily iron ore and energy. For some of these derivatives, the company is unable to or does not use the hedge accounting treatment allowed by U.S. generally accepted accounting principles, but instead must use mark-to-market accounting.

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Under mark-to-market accounting, the company records the changes in the values of the derivatives to the statement of operations. As a result, unrealized gains and losses are recognized in the statement of operations during the period of the change in value of the derivative, which is prior to the periods that the underlying exposures being hedged are recognized. For example, the company’s guidance reflects a current unrealized market-to-market loss on its derivatives of approximately $23 million, or pre-tax $0.17 per diluted share, in the second quarter of 2014. This loss has been estimated based upon current market prices and any fluctuations between now and the end of the second quarter in future market prices will affect the amount of the mark-to-market loss actually recorded in the second quarter. However, the company expects that either its cost for purchasing iron ore and other commodities associated with the hedging strategies will be reduced by a similar amount in future periods, or an offsetting unrealized gain will be recognized if the mark-to-market loss on the derivative reverses before settlement. Thus, the company believes that the mark-to-market losses estimated for purposes of this guidance, as well as the actual mark-to-market losses to be included in its second quarter results, are primarily a matter of timing and will be substantially offset in the second half of 2014.

Income Taxes
The company said that it expects to record income tax expense of approximately $2 million for the second quarter of 2014 using the discrete method of accounting for income taxes.

Forward-Looking Statements
The statements in this release with respect to future results reflect management’s estimates and beliefs and are intended to be, and hereby are identified as “forward-looking statements” for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as “expects,” “anticipates,” “believes,” “intends,” “plans,” “estimates” and other similar references to future periods typically identify such forward-looking statements.
The company cautions readers that such forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those currently expected by management; reduced selling prices, shipments and profits associated with a highly competitive industry with excess capacity; changes in the cost of raw materials and energy; the company’s significant amount of debt and other obligations; severe financial hardship or bankruptcy of one or more of the company’s major customers; reduced demand in key product markets due to competition from alternatives to steel or other factors; increased global steel production and imports; excess inventory of raw materials; supply chain disruptions or poor quality of raw materials; production disruption or reduced production levels; the company’s healthcare and pension obligations; not timely reaching new labor agreements; major litigation, arbitrations, environmental issues and other contingencies; regulatory compliance and changes; climate change and greenhouse gas emission limitations; financial, credit, capital and banking markets; the company’s use of derivative contracts to hedge commodity pricing volatility; the value of the company’s net deferred tax assets; inability to fully realize benefits of long-term cost savings and margin enhancement initiatives; lower quantities, quality or yield of estimated coal reserves of AK Coal; increased governmental regulation of mining activities; inability to hire or retain skilled labor and experienced manufacturing and mining managers; and IT security threats and sophisticated cybercrime; as well as those risks and uncertainties discussed in the company’s Annual Report on Form 10-K for the year ended December 31, 2013, as updated in subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with or furnished to the Securities and Exchange Commission. Except as required by law, the company disclaims any obligation to update any forward-looking statements to reflect future developments or events.

AK Steel
AK Steel is a world leader in the production of flat-rolled carbon, stainless and electrical steel products, primarily for automotive, infrastructure and manufacturing, construction and electrical power generation and distribution markets. The company’s AK Tube subsidiary produces carbon and stainless electric resistance welded tubular steel products for truck, automotive and other markets. Headquartered in West Chester, Ohio (Greater Cincinnati), the company employs approximately 6,500 men and women at seven steel plants and two tube manufacturing plants across four states: Indiana, Kentucky, Ohio and Pennsylvania. The company also has interests in iron ore through its Magnetation LLC joint venture and in metallurgical coal through its AK Coal subsidiary. Additional information about AK Steel is available at www.aksteel.com.
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